As filed with the Securities and Exchange Commission on January 19, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICOLD REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	93-0295215
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(Address of Principal Executive Offices) (Zip Code)

Americold Realty Trust 2008 Equity Incentive Plan

Americold Realty Trust 2010 Equity Incentive Plan

Americold Realty Trust 2017 Equity Incentive Plan

(Full Title of the Plan)

Fred Boehler

President and Chief Executive Officer

10 Glenlake Parkway

South Tower, Suite 600

Atlanta, Georgia 30328

(972) 686-6500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Keith M. Townsend

C. Spencer Johnson, III

Gibbs P. Fryer

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

(678) 441-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (4)
Common Shares of Beneficial Interest, $0.01 par value per share	346,554 (1)	$16.00	$5,544,864	$690.34
Common Shares of Beneficial Interest, $0.01 par value per share	5,975,659 (2)	$16.00	$95,610,544	$11,903.51
Common Shares of Beneficial Interest, $0.01 par value per share	9,000,000 (3)	$16.00	$144,000,000	$17,928.00
TOTAL	15,322,213		$245,155,408	$30,521.85

(1)	Registered shares are comprised of 346,554 shares that may be issued under the Americold Realty Trust 2008 Equity Incentive Plan. Any additional common shares of Americold Realty Trust to be issued as a result of share dividends, share splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.
(2)	Registered shares are comprised of 5,975,659 shares that may be issued under the Americold Realty Trust 2010 Equity Incentive Plan. Any additional common shares of Americold Realty Trust to be issued as a result of share dividends, share splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.
(3)	Registered shares are comprised of 9,000,000 shares that may be issued under the Americold Realty Trust 2017 Equity Incentive Plan. Any additional common shares of Americold Realty Trust to be issued as a result of share dividends, share splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended.
(4)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, which is based on the initial public offering price of Americold Realty Trust’s common shares as set forth in Americold Realty Trust’s Prospectus filed with the Securities and Exchange Commission on January 19, 2018 pursuant to Rule 424(b) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Americold Realty Trust 2008 Equity Incentive Plan, the Americold Realty Trust 2010 Equity Incentive Plan and the Americold Realty Trust 2017 Equity Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Americold Realty Trust (the “Registrant”) has previously filed with the Commission are incorporated herein by reference:

•	the prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-11, as amended (Registration No. 333-221560); and

•	the description of the Registrant’s common shares of beneficial interest, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 17, 2018, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland real estate investment trust to include a provision in its declaration of trust eliminating the liability of its trustees and officers to the trust and its shareholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s amended and restated declaration of trust (“declaration of trust”) contains a provision that eliminates its trustees’ and officers’ liability to the trust and its shareholders for money damages to the maximum extent permitted by Maryland law.

The Maryland REIT Law, or the MRL, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits a Maryland corporation from indemnifying a director or officer who has been adjudged liable in a suit by the corporation or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received, however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, the Registrant’s declaration of trust and the Registrant’s amended and restated bylaws (“bylaws”) obligate it to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as a trustee, observer on our board of trustees or officer; or

•	while a trustee, observer on our board of trustees or officer and at the Registrant’s request, as a director, officer, partner, trustee, member, manager, employee or agent of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust or employee benefit plan or any other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Registrant’s declaration of trust and bylaws also permit it to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of the Registrant or any of its predecessors.

Upon the completion of the initial public offering, the Registrant will have entered into indemnification agreements with each of its trustees and executive officers and any observer to its board of trustees.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-8 and are numbered in accordance with Item 601 of Regulation S-K.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Form of Amended and Restated Declaration of Trust (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-221560), filed on January 9, 2018)

4.2	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-221560), filed on January 9, 2018)

4.3	Form of Share Certificate for Common Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-221560), filed on January 9, 2018)

5.1	Opinion of Venable LLP

10.1	Americold Realty Trust 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-221560), filed on January 12, 2018)

10.2	Americold Realty Trust 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-221560), filed on December 19, 2017)

10.3	Amendment to Americold Realty Trust 2010 Equity Incentive Plan

10.4	Form of Americold Realty Trust 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-11/A (Registration No. 333-221560), filed on January 9, 2018)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ernst & Young Hua Ming LLP

23.3	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

23.4	Consent of Venable LLP (included as part of Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on January 19, 2018.

AMERICOLD REALTY TRUST

By:	/s/ Marc Smernoff
Name: Marc Smernoff
Title: Chief Financial Officer and Executive Vice President

Each of the undersigned officers and directors of Americold Realty Trust hereby constitutes and appoints Fred Boehler and Marc Smernoff, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement of Americold Realty Trust on Form S-8, and any other registration statement relating to the same offering (including any and all amendments thereto (including post-effective amendments)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title

/s/ Fred Boehler Fred Boehler	President, Chief Executive Officer and Trustee (Principal Executive Officer)

/s/ Marc Smernoff Marc Smernoff	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/s/ Thomas C. Novosel Thomas C. Novosel	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)

/s/ George J. Alburger, Jr. George J. Alburger, Jr.	Trustee

/s/ Jeffrey M. Gault Jeffrey M. Gault	Trustee

/s/ Bradley J. Gross Bradley J. Gross	Trustee

/s/ Joel A. Holsinger Joel A. Holsinger	Trustee

Signature	Title

/s/ Ronald Burkle Ronald Burkle	Trustee

/s/ Christopher Crampton Christopher Crampton	Trustee

/s/ Richard d’Abo Richard d’Abo	Trustee

/s/ Gregory Mays Gregory Mays	Trustee

/s/ Terrence J. Wallock Terrence J. Wallock	Trustee